RedFin Network, Inc. Reports Record Sales for the Second Quarter of 2011

Fort Lauderdale, FL, July 13, 2011 (Businesswire) – (OTCQB:RFNN) - News– Jeffrey Schultz, RedFin Network, Inc.'s, (www.redfinnet.com)  President and CEO, today announced a preview of the Company’s second quarter sales results.

“I am very happy to announce that our second quarter sales revenue grew to over $950,000, a 260% increase over the same period in 2010 and a 50% increase over the first quarter of 2011. The Company continues to reduce debt as well as operating losses and expects to reach a cash flow positive position in the third quarter of this year. We expect continued sales growth quarter over quarter through the end of 2011 as the company moves towards profitability.  Our robust sales trend is due in large part to the acceptance of RedFin’s wide spectrum of mobile payment solutions and point-of-sale solutions that exclusively integrate with the RedFin Payment Gateway”, Schultz stated.

More detailed information will be provided in the Company’s upcoming second quarter 10-Q filing.

About RedFin Network

RedFin Network is a payment solutions provider, operating a powerful Payment Gateway used to perform Secure Electronic Payment Processing.  RedFin Network specializes in providing reliable and robust solutions to eCommerce, Mobile Commerce and Point-Of-Sale merchants, offering a comprehensive yet simple suite of Products and Services.  The RedFin Network Payment Gateway is CISP (Cardholder Information Security Program) and PCI (Processor Card Industry) compliant.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of Redfin Network, Inc. to differ materially from the results expressed or implied by such statements.  Redfin Network, Inc. cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the company’s ability to operate profitably, raise additional capital as needed, satisfy our obligations as they become due and effectively complete in our market. Additional information regarding risks can be found in Redfin Network, Inc.’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although Redfin Network, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Redfin Network, Inc. has no obligation to update the forward-looking information contained in this press release.

Contact:

For Redfin Network, Inc.
Undiscovered Equities
Kevin McKnight
800.404.8982